Exhibit 99.1

Nasdaq Grants Momentus Inc. Continued Listing

SAN JOSE, Calif. (BUSINESS WIRE) — January 16, 2025 — Momentus Inc. (NASDAQ: MNTS) (the “Company” or “Momentus”), a U.S. commercial space company, announced today that the Nasdaq Hearings Panel issued a letter granting the Company’s request to continue its listing on The Nasdaq Capital Market until April 15, 2025, while the Company executes its plan to regain compliance with the requirements of Nasdaq Listing Rule 5550(b).

Additionally, the Nasdaq Hearings Panel confirmed that the Company has regained compliance with the requirement to maintain a minimum bid price of $1.00 per share for continued listing on Nasdaq, as set forth in Nasdaq Listing Rule 5550(a)(2) as a result of the reverse stock split the Company effected on December 12, 2024.

“We thank the Nasdaq Hearings Panel for approving our request and we have been diligently executing our compliance plan,” said Momentus Chief Executive Officer John Rood. “With our exciting technology and capabilities to meet the growing needs of the space economy we are optimistic about our ability to raise capital and grow the business.”

About Momentus

Momentus is a U.S. commercial space company that offers commercial satellite buses and in-space infrastructure services including in-space transportation, hosted payloads, and other in-orbit services.

Forward-Looking Statements

This press release contains certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding Momentus’ or the management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, and are not guarantees of future performance.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Momentus’ control. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to risks and uncertainties included under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company on June 6, 2024, as such factors may be updated from time to time in our other filings with the Securities and Exchange Commission (the “SEC”), accessible on the SEC’s website at www.sec.gov and the Investor Relations section of our website at https://momentus.space. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Investors: investors@momentus.space

Media: press@momentus.space